Exhibit 2.2

                                 PROMISSORY NOTE

$1,460,000                                              Fort Lauderdale, Florida
                                                        November 3, 2005


      FOR VALUE RECEIVED, Azur Shell Landing Resort, Inc., a Mississippi corporation with its principal office at 101 NE 3rd Avenue, Suite 1220, Fort Lauderdale, Florida 33301 (hereinafter referred to as "Maker"), promises to pay to the order of Crawford Family Limited Partnership, a Mississippi limited partnership ("Crawford") or its assigns (Crawford and its assigns are each hereinafter referred to as the "Holder"), the principal sum of One Million Four Hundred Sixty Thousand Dollars ($1,460,000), together with interest, in arrears, from the date hereof on the unpaid principal balance from time to time outstanding at the rate per annum equal to four percent (4 %) per annum. The principal of this Note shall be payable as follows: $250,000 on October 24, 2006 and $1,210,000 on October 24, 2007. The Maker shall pay with each installment of principal all accrued interest on the Note to the date of payment of such principal installment.

      All interest payable hereunder shall be computed on the basis of the actual number of days elapsed using a three hundred sixty-five (365) day year. All sums payable hereunder are payable in lawful money of the United States of America and in immediately available funds at such place or places as the Holder may designate in writing. This Note may be prepaid at any time, in whole or in part, without penalty. All sums paid under this Note shall be applied first to any interest, fees, expenses and other charges then due and unpaid, in such order as the Holder shall determine, with the remaining principal amount, if any, to be applied to unpaid principal.

      Any failure to pay any amounts due hereunder when due or any breach of the Maker's representations, warranties and agreements hereunder shall constitute an event of default hereunder. Upon the occurrence of any event of default, this Note, at the option of the Holder, shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Maker and by every guarantor. The Holder's failure to exercise such option shall not constitute a waiver of the right to exercise it at any other time.

      The Holder may assign, transfer or negotiate this Note and any security for the performance of Maker's obligations hereunder, and in such event all provisions of this Note shall inure to the benefit of and may be exercised by or on behalf of the successor Holder, and all payments of principal and of interest due and to become due under this Note shall not thereafter be subject to any defense, counterclaim or set-off which Maker may have against any prior Holder.


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      All payments of any kind provided for herein, or any portion thereof, not paid when due, if permitted by law, shall bear interest from such due date at the rate of six percent (6 %) per annum.

      No renewal or extension granted, or any indulgence shown to, or any release of, or any dealings between the Holder and any other person, corporation, or entity now or hereafter interested in this Note or in the property securing this Note, shall discharge, extend or in any way affect the obligations of Maker hereunder.

      Maker will pay the legal and other fees and expenses of the Holder reasonably incurred in connection with or incidental to (i) the preparation and negotiation of this Note and (ii) the enforcement of any of the obligations of Maker or rights of the Holder under this Note or any other agreement, document or instrument now or hereafter executed in connection herewith, by litigation, foreclosure, or otherwise; and all such fees and expenses shall be indebtedness under this Note.

      MAKER HEREBY FURTHER WAIVES ITS RIGHT TO TRIAL BY JURY ON ANY ACTION BROUGHT IN CONNECTION WITH THIS NOTE OR THE SECURITY INSTRUMENTS.

      This Note may not be modified or terminated orally. This Note for all purposes shall be enforced and construed in accordance with the substantive law of the State of Mississippi, without resort to that state's conflict of laws rules. The Maker hereby consents to the non-exclusive jurisdiction and venue of the state and federal courts located in Mississippi with respect to any matters arising from enforcement of this Note.

      IN WITNESS WHEREOF, the undersigned has executed this Note under seal as of the date first above written.

Attest:                                   Azur Shell Landing Resort, Inc.

                                          By:  /s/ Donald Winfrey
------------------------------                 ------------------------------
                                               Title: Vice President